Exhibit 99.1

Contacts:	www.genomichealth.com
Investors: Brad Cole Genomic Health 650-569-2281 investors@genomichealth.com

Media: Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com
Genomic Health Announces Second Quarter 2010 Financial Results
and Business Progress
Achieved First Profitable Quarter
Product Revenue Increased 21%, Tests Delivered Increased 18% Compared with Prior Year
Company Lowers 2010 Guidance
Conference Call Today at 4:30 p.m. ET
REDWOOD CITY, Calif., August 4, 2010 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2010.
Total revenue increased to $43.4 million in the second quarter of 2010 compared with $36.6 million in the second quarter of 2009. Product revenue was $42.5 million in the second quarter of 2010, an increase of 21 percent, compared with $35.2 million in the second quarter of 2009.
Net income was $0.9 million in the second quarter of 2010, compared with a net loss of $3.9 million in the second quarter of 2009. Basic and diluted net income per share was $0.03 in the second quarter of 2010, compared with basic and diluted net loss per share of $0.14 in the second quarter of 2009.
“In the second quarter we delivered solid financial results, including our first quarterly profit, driven by growth in both new markets and our U.S. node-negative breast cancer business, as well as effective cost control measures. Looking forward, we expect continued market and economic conditions to have a modest impact on near term growth rates,” said Kim Popovits, President and Chief Executive Officer of Genomic Health. “In addition to further expanding our U.S. breast cancer business, we will continue our focus on increasing demand and reimbursement for node-positive breast cancer, colon cancer and international patients, all of which we believe will be key contributors to future growth.”

Additional Second Quarter 2010 Financial Results
Approximately 53 percent of product revenue was recorded on an accrual basis and recognized at the time the test results were delivered during the second quarter of 2010, reflecting established payment patterns from payors with agreements to pay or contracts in place.
Total operating expenses for the second quarter of 2010 were $42.4 million, including cost of product revenues of $8.1 million, compared with total operating expenses of $40.5 million, including cost of product revenues of $7.9 million for the comparable period in 2009. The cost of product revenue was favorably impacted by the discontinuance of a licensing royalty of one percent of revenues. Included in operating expenses were non-cash charges of $4.6 million, including $2.8 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses, in the second quarter of 2010, compared with non-cash charges of $4.1 million, including $2.5 million of stock-based compensation expense and $1.6 million of depreciation and amortization expenses, for the same period in 2009.
Cash and cash equivalents and short-term investments at June 30, 2010 grew by $4.2 million to $61.9 million compared with $57.7 million at March 31, 2010.
Financial Results for Six Months Ended June 30, 2010
Total revenue for the six months ended June 30, 2010 was $84.7 million, compared with $70.4 million for the first six months of 2009. Product revenue for the six months ended June 30, 2010 was $82.8 million, compared with $68.6 million for the first six months of 2009, an increase of 21 percent.
Net loss was $1.1 million for the six months ended June 30, 2010, compared with a net loss of $8.6 million for the first six months of 2009. Basic and diluted net loss per share was $0.04 for the six months ended June 30, 2010, compared with basic and diluted net loss per share of $0.30 for the first six months of 2009.
2010 Financial Outlook
“We expect to continue to manage the business in a cash flow positive manner while investing in international markets and our pipeline aimed at long term growth,” said Brad Cole, Chief Operating and Financial Officer of Genomic Health. “While we are adjusting our financial outlook for the year, the success of our U.S. breast cancer franchise continues to fund investments in international and new markets, which have already resulted in more than 100 percent year-over-year growth in tests delivered for the first half of 2010.”
The Company is providing the following revised guidance for the full year ending December 31, 2010:
•	Revenue of $174 to $178 million, from previous guidance of $180 to $190 million

•	Break even to a net loss of up to $3 million, from previous guidance of net income of up to $2 million

•	Test results delivered of 56,000 to 58,000, from previous guidance of 58,000 to 61,000
Commercial Progress
•	Delivered 14,050 Oncotype DX test results in the second quarter of 2010, an increase of 18 percent, compared with more than 11,880 test results delivered in the second quarter of 2009.

•	Obtained approval from the New York State Clinical Laboratory Evaluation Program to offer the Oncotype DX colon cancer test to patients in New York.

•	Mayo Clinic initiated the first treatment decision impact study of the Oncotype DX colon cancer test.

•	Established a contract with Blue Cross Blue Shield North Dakota for estrogen-receptor positive breast cancer, including patients with micrometastases.

•	Aetna, a plan covering 18.5 million lives, extended its coverage for the Oncotype DX breast cancer test to include patients with micrometastases.

International Oncotype DX Breast Cancer Updates
•	More than 27 million lives outside of the United States are now covered for Oncotype DX through reimbursement arrangements with a variety of public and private payors in specific regions of Canada, Germany, Israel, Greece and the United Kingdom.
•	Initiated treatment decision impact studies of Oncotype DX with clinical researchers in Germany and Canada.

•	Clinical researchers in Spain completed patient enrollment for a treatment decision impact study.

•	Began to offer the test in South Korea with Bio-Medical Science Co., Ltd.
Product Pipeline, Peer-Reviewed Publications and Medical Meeting Presentations
•	Completed first prostate cancer gene identification study and intend to report results later this year.

•	Continued to work with collaborators to complete tissue sample collection for upcoming clinical validation study of Oncotype DX breast cancer test for ductal carcinoma in situ (DCIS).

•	An analysis of four independent development studies in over 1,800 patients that identified the 12 genes for the Oncotype DX colon cancer Recurrence Score® was published in the Journal of Clinical Oncology. An accompanying editorial highlighted the importance of rigorously validated multigene assays that quantitate recurrence risk to improve the management of patients with early stage colon cancer.

•	CANCER published results of a multi-center study confirming the prognostic value of Oncotype DX in Japanese breast cancer patients.

•	Announced first publicly presented results from renal cancer collaboration with Pfizer at American Society of Clinical Oncology (ASCO) annual meeting, which demonstrated a strong correlation between gene expression and recurrence risk in this patient population.

•	Clinical researchers presented results from multiple studies of the Oncotype DX breast and colon cancer tests at ASCO in June.
Conference Call Details
To access the live conference call today, August 4 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through August 11, and may be accessed by dialing (800) 642-1687 from the United States and Canada or +1(706) 645-9291 internationally. The replay passcode is 90299289.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Genomic Health
Genomic Health, Inc. (NASDAQ: GHDX) is a life science company focused on the global development and commercialization of genomic-based clinical laboratory services for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched the Oncotype DX(R) breast cancer test, which has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer. In addition to the widely adopted Oncotype DX breast cancer test, Genomic Health launched its Oncotype DX colon cancer test in January 2010. As of June 30, 2010, more than 10,000 physicians in over 55 countries had ordered more than 160,000 Oncotype DX tests. The company was founded in 2000 and is located in Redwood City, California. For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to expected 2010 financial guidance, including expectations regarding the number of test results delivered, revenue, and net loss; the expected impact of market and economic conditions on the company’s business; the company’s beliefs regarding the areas of its business that it sees as key contributors to its future growth; the company’s beliefs regarding its ability to continue to manage its business in a cash flow positive manner while investing in international markets and its product pipeline; the outcome, success or results of clinical trials and the timing of such activities; the applicability of clinical study results to actual outcomes; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the impact of the economy on our business; our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by FDA; the impact of healthcare legislation on our business; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to obtain capital when needed; our history of operating losses; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.
NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
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Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
REVENUES:
Product revenues	$42,514	$35,191	$82,779	$68,618
Contract revenues	925	1,361	1,888	1,830

Total revenues	43,439	36,552	84,667	70,448

OPERATING EXPENSES:
Cost of product revenues	8,107	7,891	17,073	15,719
Research and development	7,980	9,243	15,773	17,888
Selling and marketing	17,517	15,709	35,532	30,406
General and administrative	8,752	7,651	17,079	14,989

Total operating expenses	42,356	40,494	85,457	79,002

Income (loss) from operations	1,083	(3,942)	(790)	(8,554)

Interest and other income	57	213	165	462
Interest and other expense	(24)	(34)	(45)	(86)

Income (loss) before income taxes	1,116	(3,763)	(670)	(8,178)

Provision for income taxes	(251)	(180)	(396)	(390)

Net income (loss)	$865	$(3,943)	$(1,066)	$(8,568)

Basic net income (loss) per share	$0.03	$(0.14)	$(0.04)	$(0.30)
Diluted net income (loss) per share	$0.03	$(0.14)	$(0.04)	$(0.30)

Shares used to compute basic net income (loss) per share	28,794,633	28,540,832	28,758,971	28,518,517
Shares used to compute diluted net income (loss) per share	29,627,414	28,540,832	28,758,971	28,518,517

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	June 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
Cash and cash equivalents	$15,174	$9,082
Short-term investments	46,714	48,366
Accounts receivable, net	12,312	11,123
Prepaid expenses and other current assets	5,882	5,677

Total current assets	80,082	74,248

Property and equipment, net	11,829	12,865
Restricted cash	500	500
Other assets	525	494

Total assets	$92,936	$88,107

Accounts payable	$3,225	$1,304
Accrued expenses and other current liabilities	12,577	14,940
Deferred revenues	2,238	2,238
Notes payable	105	225
Other liabilities	1,015	891
Stockholders’ equity	73,776	68,509

Total liabilities and stockholders’ equity	$92,936	$88,107

The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2009.